Exhibit 15

               Letter re unaudited interim financial information


November 11, 1999



To Musicland Stores Corporation:

We are aware that Musicland Stores Corporation has incorporated by reference in its Registration Statements Nos. 33-50520, 33-50522, 33-50524, 33-82130,
33-99146, 333-51401 and 333-68275, its Form 10-Q for the quarter ended September 30, 1999, which includes our report dated October 26, 1999, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of those registration statements prepared or certified by our firm or reports prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,



Arthur Andersen LLP